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                                                                  EXHIBIT 10.60

                                 FIRST ALERT

                          MANAGEMENT INCENTIVE PLAN


1.      PURPOSE

        The First Alert Management Incentive Plan (the "Plan") is established to provide key employees of the Company (as hereinafter defined) the opportunity to increase their compensation based on the performance of the Company and, in some cases, the achievement of Participants' (as hereinafter defined) individual goals and objectives. This Plan is intended to directly link key employee compensation to the performance of the Company and creation of value for the Company's stockholders.

2.      DEFINITIONS

        2.1 "Company" means First Alert, Inc., BRK Brands, Inc., both Delaware corporations, and their respective subsidiaries.

        2.2 "Incentive" means the total incentive payment a Participant may earn under the Plan each year based upon both corporate objectives and individual objectives, if applicable, established pursuant to the Plan.

        2.3 "Participant" means an employee of the Company selected to participate in the Plan.

        2.4 "Level of Participation" means the overall range of the potential Incentive a Participant may earn under the Plan, based upon the management group of which the Participant is a member, which range includes (i) a "target" level (that may be earned if the Company achieves its operating plan for the year and the individual objectives of the Participant are fully achieved, if applicable) and (ii) a "maximum" level (that may not be exceeded).

        2.5 "EBIDAT" means earnings before interest, depreciation, amortization, and taxes (which is a widely accepted financial indicator of a business' ability to service and/or incur debt) for a Plan year as determined by the Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc. and on which a percentage of the Plan's corporate objectives is based.

        2.6 "Cash Flow" means the reduction in borrowing under the Company's credit facilities net of overnight cash investment and cash balances as determined by the Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc. and on which a percentage of the Plan's corporate objectives is based.






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        2.7     "Percentage Weight" means the percentage of total Incentive dependent upon each of (i) corporate objectives for the determination of the corporate performance and (ii) personal objectives for the determination of the individual performance, if applicable. The sum of the Percentage Weight for the two types of objectives shall equal 100%.

        2.8 "Hire Date" means the date on which a Participant commences employment with the Company.

        2.9 "Termination Date" means the date on which a Participant terminates employment with the Company.

3.      ELIGIBILITY AND PARTICIPATION

        3.1 A separate incentive program has been established by the Company for the Chairman of the Board and the President and Chief Executive Officer, therefore they are not Participants in this Plan.

        3.2 Employees eligible for Incentives under the Plan will be limited to those key employees of the Company who, in the sole judgment and discretion of the Company, are deemed to be in a position that has a significant impact on the overall performance of the Company. Notwithstanding an employee's salary grade, position or title, participation in the Plan and any Participant's Level of Participation under the Plan shall be determined in the sole judgment and discretion of the Company.

        3.3 A Participant's Level of Participation shall not exceed the following percentage of the Participant's base salary unless otherwise determined by the Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc. or the Board of Directors of the Participant's employer:

                           Levels of Participation
                           -----------------------

        Key Employee             Target Level              Maximum Level
        Group                    of Participation          of Participation
        --------                 ----------------          ----------------
        Vice President and              30%                      60%
        other specific key
        executives selected to
        participate at this level

        Director, Senior
        or General Manager,
        Managing Director               20%                      40%

        First-Level Manager             10%                      20%





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                A Participant's maximum Level of Participation times his/her base salary as of December 31, i.e. the end, of each Plan year times the other factors set forth in Section 5 of the Plan represents the maximum Incentive a Participant may receive in that year.

        3.4 Employees hired by January 1 of each Plan year are eligible to be a Participant (if designated as such in accordance with the Plan) for full-year participation.

        3.5 Employees hired after January 1 but prior to October 1 of each Plan year are eligible to be a Participant (if designated as such in accordance with the Plan) on the first day of the calendar quarter following their Hire Date. Any earned Incentive for such Participant will be calculated on a pro rata basis for the portion of the year the employee was a Participant.

        3.6 Employees newly employed or promoted between October 1 and December 31 of each Plan year and having, as a result of such employment or promotion, a position which might be expected to result in that employee being designated a Participant shall not be eligible to participate in the Plan until the following year and until so designated.

4.      ADMINISTRATION OF THE PLAN

        4.1 The Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc. will have full and final authority to prescribe, amend and rescind rules and regulations relating to the administration of the Plan; to interpret the Plan and the rules and regulations applicable thereto; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Such administrative action will be conclusive and binding on all parties in interest.

        4.2 For each fiscal year for which this Plan is in effect, the Company shall determine, and shall notify Participants of (i) EBIDAT, cash flow, earnings per share or other financial performance criteria which are established as corporate objectives for that year under the Plan, (ii) assigned Percentage Weights for corporate and individual objectives to the extent pertinent and (iii) their Level of Participation.

5.      AWARD DETERMINATION

        5.1 The Percentage Weights assigned to the corporate and individual objectives for various key employee groups under the Plan shall be as follows:





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
                              Percentage Weights
                              ------------------

        Key Employee                        Corporate        Individual
        Group                               Objectives       Objectives
        -----                               ----------       ----------
        Vice President                       100%                  0%

        Managing Director,                  33.3%               66.7%
        General Manager

        Senior Manager,
        Director,
        First-Level Manager                   50%                 50%


        5.2 Subject to the provisions of Section 7 below, the portion of Incentive which may be earned, based upon corporate objectives, shall be the sum of the products of the following calculation for each such objective: the product of the target Level of Participation, times base salary on the last day of the Plan year, times the Percentage Weight of the portion of Incentive based upon corporate objectives, times the weighted average of the rating factor attainment of each corporate objective, times any relative weighting factor assigned to each corporate objective.

        5.3 Subject to the provisions of Section 7 below, the portion of Incentive which may be earned, based upon individual objectives, (operating unit objectives for Participants in BRK Brands, Inc. subsidiaries) which have been approved in advance by the Participant's direct supervisor, shall be the product of the target Level of Participation, times base salary on the last day of the Plan year, times the Percentage Weight of the portion of Incentive based upon individual objectives, times the weighted average of the rating factor attainment of the individual objectives.

        5.4 Subject to the provisions of Section 7 below, the total Incentive which may be earned is the sum of the amounts determined under paragraphs 5.2 and 5.3 above.

6.      ATTAINMENT RATINGS

        Attainment ratings for corporate objectives shall be determined in accordance with the following schedule and shall be based on the audited financial statements of First Alert, Inc. and the ratings, rating factors, and corporate financial objectives which are either set forth herein or attached to this Plan as an exhibit and designated as applicable to the 1997 Plan year. For future Plan years, such attainment ratings for corporate objectives shall be determined in accordance with ratings, rating factors, and





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        corporate financial objectives set forth on an exhibit designated as applicable to a particular Plan year and attached hereto, after such exhibit has been approved by the Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc. Attainment ratings for individual objectives shall be determined in accordance with the following schedule and shall be based upon the evaluation of the Participant's direct supervisor of the extent to which such objectives were attained. The following attainment rating schedule shall be reviewed and re-established or revised year to year by the Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc.:

                              Attainment Ratings
                              ------------------
                                 5 = Maximum
                                 4
                                 3 = Target
                                 2
                                 1 = Minimum

        If any of the attainment ratings for any Plan year, whether for corporate or individual objectives, fall between the minimum and target or the target and maximum figures, the attainment rating shall be computed on a straight-line basis between the minimum and target or the target and maximum, as appropriate.

7.      MINIMUM BONUS

        Total weighted average attainment ratings of the corporate objectives and individual objectives of any Participant for any Plan year must be equal to two (2) as a condition precedent to any Incentive being earned by any Participant, whether based upon corporate or individual objectives.

8.      DISTRIBUTION OF INCENTIVE

        Incentives shall be distributed to each Participant in a lump sum as soon as practicable after the audit of the First Alert, Inc. financial statements for the Plan year is completed.

9.      TERMINATION OF EMPLOYMENT

        A Participant who voluntarily or involuntarily leaves the employ of the Company during or after a Plan year, but before the distribution of the Incentive for that year, shall forfeit any right to any portion of the Incentive for that year, unless (i) such Participant dies after the end of a Plan year for which an Incentive has been determined to be due under the Plan but before receipt of the Incentive award, in which case
        Section 15 applies, (ii) there has been a "change in control" of the Company, in which case Section 16 applies or (iii) the Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc. in their absolute discretion, shall decide otherwise (such as in the case of death or retirement in the course of a





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        Plan year).  Any partial or pro rata Incentive awarded pursuant to this
        Section shall be paid when all other Incentives are paid for the Plan year.

10.     FORFEITURE OF AWARDS

        10.1 Unpaid awards to a Participant may be forfeited, in whole or in part, by action of the Compensation Committee, or alternatively by the full Board of Directors, of First Alert, Inc., upon a finding that a Participant has at any time misappropriated assets of the Company or any other person or entity on whose behalf the Company acts in a fiduciary capacity. A forfeiture under this paragraph may occur on account of a misappropriation which occurred prior to the Participant's termination of service with the Company regardless of whether the termination of service resulted from such misappropriation, or after such termination of service.

        10.2 An employee selected to be a Participant in any year may be removed as a Participant during that year if he/she is demoted to a position that, in the opinion of the Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc. or the Board of Directors of the Participant's employer, does not qualify for participation in the Plan and shall then forfeit any portion of the Incentive for that year.

11.     AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

        The Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc. may, at any time, amend, suspend, or terminate the Plan.

12.     CHANGES TO ATTAINMENT RATINGS

        The Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc., may at any time prior to the final determination of Incentives change the attainment ratings for corporate objective achievement if, in its judgment, such change is desirable in the interests of equitable treatment of the Participants and the Company as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company's method of accounting, changes in applicable law, changes due to consolidation, acquisitions, reorganization, stock split or stock dividends, combination of shares or other changes in the corporate structure or shares, or any other change of a similar nature to any of the foregoing.

13.     FUNDING OF PLAN

        Any Incentive to be granted under the Plan constitutes a general claim against the Participant's employer. Such Incentive shall not be funded through a trust or special segregated assets of the Company.





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14.     WITHHOLDING TAX

        The Company shall have the right to withhold with respect to any payments made to Participants under the Plan any taxes required by law to be withheld because of such payments.

15.     DEATH BEFORE DISBURSEMENT

        If a Participant dies before receipt of an Incentive award which has been determined to be due under the Plan, the amount due will be paid in a lump sum to the Participant's designated beneficiaries on file with the Company or, in the absence of such designation, to his/her estate.

16.     CHANGE IN CONTROL

        If, prior to determination or payment of Incentive awards for a particular Plan year, a Participant is terminated by the Company after a "change in control" of the Company (as that term is used in the proxy rules of the Securities and Exchange Commission adopted pursuant to the Securities Exchange Act of 1934, as amended), such Participant shall be entitled to a full or partial Incentive award for such Plan year, if otherwise due in accordance with Section 5, based upon the Participant's base salary on the last day of his/her employment and the portion of the Plan year for which the Participant was so employed.

17.     NON-ASSIGNABILITY

        A Participant's Incentive under the Plan shall not (otherwise than by will or the laws of descent and distribution) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; nor shall any such Incentive be liable for, or subject to, the debts, contracts, liabilities or torts of the Participant (or his/her beneficiary) entitled to such Incentive.

18.     GOVERNING LAW

        This Plan and all actions taken hereunder shall be governed by the laws of the State of Delaware.

19.     RIGHTS TO CONTINUED EMPLOYMENT

        The Plan shall not in any way grant any rights to any Participant to continued employment by the Company and the Company shall maintain any rights it might otherwise have to terminate the employment of any Participant.





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20.     EFFECTIVE DATE

        This Plan shall be effective for the Company's 1997 fiscal year and for each fiscal year of the Company thereafter, beginning January 1 and ending December 31, which shall also be the Plan year, unless either the fiscal or Plan year is determined to be otherwise by the Compensation Committee, or alternatively the full Board of Directors, of First Alert, Inc.

21.     EFFECT ON BENEFIT PLANS

        The payment of an Incentive to a Participant actively employed by the Company at the time of payment under the terms of the Plan will be considered compensation for the purpose of determining benefits available under any Company Pension Program, Retirement Savings Program, or any other employee benefit program where the benefit or any other aspect of the program is based upon employee compensation.





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                                                                    1997 Exhibit

                              FIRST ALERT, INC.
                          MANAGEMENT INCENTIVE PLAN


               Corporate Objectives, Ratings and Rating Factors


        (in millions)
        -------------
EBIDAT                CASH FLOW            RATING           RATING FACTOR
------                ---------            ------           -------------
$15.7                  $18.0                  5                  2.0
 13.7                   15.0                  4                  1.5
 11.7                   12.0                  3                  1.0
  9.7                    9.0                  2                   .5
  7.7                    6.0                  1                    0


EBIDAT shall be weighted at 75% of the corporate objective portion of the Incentive.

Cash Flow shall be weighted at 25% of the corporate objective portion of the Incentive.





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